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                                                                    Exhibit 99.1

              First Niagara Risk Management Acquires Gernold Agency

LOCKPORT, N.Y. - January 3, 2007 -- First Niagara Risk Management, Inc., the wholly-owned insurance subsidiary of First Niagara Bank, announced today that it has completed its acquisition of Gernold Agency Inc., an Orchard Park-based insurance agency specializing in alternative risk management solutions for larger businesses. This announcement comes less than a month after announcing plans for five additional branch locations in the first half of 2007 for First Niagara Bank.

The acquisition of Gernold Agency furthers First Niagara's expertise in alternative risk management solutions, including captive programs which offer a unique method of financing a complete risk management program.

"This acquisition allows us to compliment our already robust catalog of risk management services. With similar philosophies, Gernold Agency will help to strengthen the services we offer and provide more choices and better serve our customers," said First Niagara's Gerard J. Wenzke, CEO of First Niagara Risk Management.

Richard (Dick) L. Gernold will assume the role of Senior Vice President for Strategic Revenue Initiatives for First Niagara Risk Management. He states, "We share similar values and beliefs as First Niagara as we both protect client assets by providing superior service, innovative risk management advice, and competitive insurance products."

Gernold Agency serves 3500 clients and offers business insurance, personal and family insurance, and financial services and benefits that are complementary to First Niagara's current risk management offerings.

Founded in 1935 by Richard Gernold's father, Leonard, Gernold Agency currently employs 20 associates. There are no layoffs planned as a result of this acquisition. By agreement of both parties, financial terms were not disclosed.

First Niagara Risk Management's product line includes personal and commercial insurance, surety bonds, risk management, employee benefits and third party administration. It has office locations that stretch across the state including Buffalo, Newfane, Rochester, Syracuse, Ithaca, Hudson and Albany. First Niagara Bank, whose parent is First Niagara Financial Group, Inc., has assets of $8.0 billion and deposits of $5.6 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 120 branches and several financial services subsidiaries across New York State. For more information, visit http://www.fnfg.com

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward- looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such

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forward-looking statements, include among others, the following possibilities:
(1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn;
(4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Officer Contact
Leslie G. Garrity........  Public Relations and Corporate Communications Manager
                           (716) 625-7528
                           leslie.garrity@fnfg.com